Exhibit 10(j)(xviii)




                                        December 21, 1994




Mr. Ralph J. Olson
8555 Old Carriage Trail
Cincinnati, OH   45242

Dear Ralph:

This letter sets forth our mutual agreement with respect to your decision to leave the employment of Gibson Greetings, Inc.
("Gibson").  Our agreement is as follows:

1. Except as provided herein, your Employment Agreement dated June 24, 1994 and your employment are both terminated, effective as of the close of business on November 28, 1994, with no further obligations by either party under said Agreement other than as set forth in Paragraph 12 hereof.

2. Gibson shall pay to you a total severance payment of $702,000, consistent with Paragraph 4 of your employment agreement. This payment is equal to one and one-half times the total of the salary paid to you during the past twelve months and your most recent annual Executive Bonus Plan payment.

3. Gibson shall pay to you forthwith a lump sum payment of $16,430.76, representing your three weeks of unused vacation for 1994.

4. You will be entitled to continued coverage under Gibson's medical, dental and group life insurance for you and your eligible dependents for six months, commencing with December, 1994. However, such coverage will terminate in the event that you obtain employment during that six-month period. In order to continue the coverage, you will be required to send a check for $75 each month, payable to Gibson and forwarded to our Employee Benefits Department. At the end of that six-month period, you will be eligible to continue the same medical and dental coverage under COBRA by paying the full monthly cost of such coverage. Our Employee Benefits Department will send you information regarding your COBRA benefits, as well as the conversion of your group life insurance.

5.   Your Business Travel Accident Insurance coverage ceased on
November 28, 1994, as did your eligibility for the reimbursement of tax preparation, financial planning and executive physical expenses.

6. You will be entitled to the use of executive outplacement services and related miscellaneous expenses for six months, the location of which will be determined by mutual agreement between you and Gibson.

7. You will be entitled to purchase the Lexus automobile currently provided to you by Gibson, at Gibson's January 1, 1995 depreciated book value, provided that the election to purchase and payment are made by you on or before January 1, 1995.

8. On June 25, 1991, you were granted 10,000 Restricted Shares of the corporation's stock at a price of $1.00 per share. The restrictions have lapsed on 4,000 of those shares. Pursuant to Paragraph 4 of your restricted share agreement, you are required to resell all unreleased shares to Gibson at the $1.00 per share original purchase price. Therefore, you will receive a check for $6,000 representing the repurchased shares' original purchase price.

9. All outstanding stock options which you hold for common stock of Gibson shall be exercised by you, if at all, no later than December 28, 1994.

10. Gibson will, as of November 28, 1994, no longer be responsible for the reimbursement of your country club dues and related expenses, as well as for any expenses incurred on your Gibson credit cards.

11. It is understood that, except as provided herein, you have no further rights or benefits in any of Gibson's fringe benefit plans including, without limitation, the Supplemental Executive
Retirement Plan and the Retirement Income Plan.

12. The provisions of Paragraph 14 of the Employment Agreement of June 24, 1994, which paragraph is attached to and made a part of this Agreement as Exhibit A, shall remain in full force and effect.

13. You hereby resign, effective November 28, 1994, as an Officer of Gibson and of any and all of its subsidiaries.

14. The severance payment and benefits listed herein will be made to you as soon as you have provided Gibson with the following:

     A. A letter signed by you outlining any and all oral commitments and promises made by you to current and prospective customers, employees, consultants and the like. Such letter should also outline requests made of you for similar commitments and promises but which you denied.

     B. A letter signed by you listing all open issues, decisions and other matters which will require follow-up by the Company, including, but not limited to: the status of Mark Deuschle and Cards N' Such; the Vons contract; B.J.'s; and, the status of the distributor network.

     C. A letter signed by you providing an inventory of all of the Company files, reports and documents that were in your custody, and indicating that all such items have been returned to the Company.

15. The foregoing understandings are in full settlement of all severance rights and any claims of any nature arising out of your employment and you waive and release and agree to hold harmless Gibson and its directors, officers, agents, employees and affiliated organizations, from and against any and all rights, claims, demands and causes of action arising out of your employment relationship with Gibson or out of termination of your employment relationship.

                                              Yours truly,

                                              GIBSON GREETINGS, INC.


                                              /s/ Stephen M. Sweeney

                                              Stephen M. Sweeney
                                              Vice President, Human Resources

SMS/HLC/dk

AGREED:

/s/ Ralph J. Olson

Ralph J. Olson

Date: December 12, 1994

                                                      EXHIBIT  A





14. In connection with this Agreement, you agree to receive confidential information of the Company in confidence, and not to disclose to others, assist others in the application of, or use for your own gain, such information, or any part thereof, unless and until it has become public knowledge or has come into the possession of others by legal and equitable means. You further agree that, upon termination of employment with the Company, all documents, records, notebooks, and similar writings, including copies thereof, then in your possession, whether prepared by you or by others, will be left with or returned promptly to the Company. For purposes of this Paragraph 14, "confidential information" means information concerning Company's finances, plans, sales, products, processes and services, or those of Company's subsidiaries, divisions or affiliates, which is disclosed to you or known by you as a consequence of or through your employment with the Company, and which is not generally known in the industry in which the Company or its subsidiaries, divisions or affiliates are or may become engaged.


PAGE